EXHIBIT 10.1

Compensation of Non-Employee Directors of Integra LifeSciences Holdings Corporation
Effective as of the 2015 Annual Meeting of Stockholders of Integra LifeSciences Holdings Corporation (the “Company”), the annual compensation payable to non-employee directors of the Company will be as set forth below:
Directors will receive an annual equity grant in the form of restricted stock with a fair market value on the date of grant of $155,000 (or $205,000 for the Chairman).
Directors will also receive an annual retainer of $75,000, payable in one of three ways, at their election: (1) in cash, (2) in restricted stock, or (3) one half in cash and one half in restricted stock.
In addition, the Company will pay the following separate annual cash fees, payable quarterly in arrears in accordance with the same timetable that is used for paying the annual retainer fee, to certain directors as follows: (1) $15,000 for the Nominating and Corporate Governance Committee Chair, (2) $15,000 for the Compensation Committee Chair, (3) $15,000 for the Audit Committee Chair, (4) $15,000 for the Finance Committee Chair, (5) $25,000 for the Presiding Director and (6) $75,000 for the Chairman.
The Company will pay reasonable travel and out-of-pocket expenses incurred by non-employee directors in connection with attendance at meetings to transact business of the Company or attendance at meetings of the Board of Directors or any committee thereof.